UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 10, 2026

Magnolia Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	000-56719	99-2913448
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2900 Clearview Parkway, Metairie, Louisiana	70006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(504) 455-2444

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)         On August 10, 2026, Donice Wagner submitted her voluntary resignation of her positions as the Executive Vice President, Chief Financial Officer and Secretary of Magnolia Bancorp, Inc. (“Magnolia”) and its wholly owned subsidiary Mutual Savings and Loan Association (“Mutual Savings”), in each case effective as of August 21, 2026.. Ms. Wagner was appointed to those positions on September 18, 2025. Ms. Wagner, who was previously a consultant prior to joining Magnolia and Mutual Savings, informed the organizations of her desire to return to her consulting practice.

Michael L. Hurley, Executive Chair of the Board of Directors, said, “We are grateful for the valuable contributions Ms. Wagner made to Magnolia and Mutual Savings. We wish her continued success in her future consulting endeavors.”

(c)          On August 11, 2026, both Magnolia and Mutual Savings changed the titles of Michael L. Hurley, Executive Chair and Robert W. Kimbro, President and Chief Executive Officer to reflect the departure of Ms. Wagner. The new titles for Michael L. Hurley will be Executive Chair and Chief Executive Officer, and the new titles for Robert W. Kimbro will be President and Chief Financial Officer, in each effective upon Ms. Wagner’s departure. Prior to a planned leadership transition effective June 1, 2026, Mr. Hurley, who is currently age 78, served as Chairman, President and Chief Executive Officer of Magnolia and Mutual Savings, having served as President and Chief Executive Officer of Mutual Savings since 1984 and of Magnolia since its formation in May 2024. Mr. Hurley had previously voluntarily relinquished his titles as President and Chief Executive Officer of both Magnolia and Mutual Savings effective as of June 1, 2026 when Mr. Kimbro was appointed to those positions. Mr. Kimbro, a certified public accountant, age 68, was previously a co-owner of SageWay LLC from 2020 to 2026, which was based in New Orleans, Louisiana and was primarily focused on assisting businesses with transitional and growth strategies. While at SageWay, Mr. Kimbro provided services to Mutual Savings in 2021 and to both Magnolia and Mutual Savings from June 2025 through May 2026. Prior to SageWay, Mr. Kimbro was a partner with Ernst & Young, an international public accounting firm, and served as the managing partner for the New Orleans office from 2005 until June 2017. Mr. Kimbro retired from Ernst & Young in June 2018 after more than 38 years in public accounting. During his career in public accounting, he served a variety of industries, including financial institutions from the early 1980’s through 2015. Mr. Kimbro’s initial annual base salary is $175,000, and Mr. Hurley’s current annual base salary is $175,000.

Mr. Hurley commented, “This repositioning will continue the transition announced with the hiring of Mr. Kimbro, while at the same time allow Magnola and Mutual Savings to benefit from his previous financial experience as the Chief Financial Officer.”

There were no arrangements or understandings with Mr. Kimbro pursuant to which he was selected as an officer, and Mr. Kimbro is not related to any director or executive officer of Magnolia or Mutual Savings. Neither Magnolia nor Mutual Savings had any transactions with Mr. Kimbro since the beginning of Magnolia’s last fiscal year that trigger disclosure obligations. There were no arrangements or understandings with Mr. Michael L. Hurley pursuant to which he was selected as an officer, and Mr. Michael L. Hurley is not related to any director or executive officer of Magnolia or Mutual Savings, except that Michael L. Hurley is the father of Robert M. Hurley, who is a non-employee director of both Magnolia and Mutual Savings, and except that Michael L. Hurley has an employment agreement with both Magnolia and Mutual Savings that was entered into on May 16, 2024.

Item 9.01	Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNOLIA BANCORP, INC.

Date: August 13, 2026	By:	/s/ Robert W. Kimbro
Robert W. Kimbro
President and Chief Executive Officer

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